Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. First Quarter Earnings to Exceed Guidance
Second Quarter Earnings of $0.65 to $0.95 per Diluted Share Expected
MEMPHIS, Tenn. September 11, 2009... FedEx Corporation (NYSE: FDX) today announced that it expects to report earnings of $0.58 per diluted share for the first quarter ended August 31, down 53% from $1.23 per diluted share a year ago. The company’s guidance for the quarter was $0.30 to $0.45 per diluted share.
FedEx expects earnings to be $0.65 to $0.95 per diluted share in the second quarter, which reflects the current outlook for fuel prices and a continued modest recovery in the global economy. A substantial decline is expected from $1.58 per diluted share a year ago, as the company significantly benefited from rapidly declining fuel prices and the timing lag that exists between when fuel prices change and when indexed fuel surcharges automatically adjust.
“FedEx first quarter financial performance exceeded our guidance thanks to better-than-expected FedEx International Priority® volume, strict cost management and solid execution of our strategy,” said Alan B. Graf, Jr., FedEx Corp. chief financial officer. “Despite some encouraging signs in the global economy, it is difficult to predict the timing and pace of any economic recovery. Revenue per shipment declined year over year in each of our transportation segments, as fuel surcharges declined significantly and we continue to face a very competitive pricing environment combined with significant overcapacity in the LTL freight market.”
FedEx will release the details of its first quarter earnings on September 17, 2009.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $35 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 280,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com